THE BANK OF RICHMOND, N.A.
5300 Patterson Avenue
Richmond, Virginia 23226
Telephone: (804) 288-7151

Notice of Special Meeting of Shareholders
Wednesday, May 30, 2007

To the Shareholders:
     A Special Meeting of the Shareholders of The Bank of Richmond, N.A. (the “Bank”) will be held:
•	Wednesday, May 30, 2007

•	10:00 a.m. (local time)

•	The Jefferson Hotel 101 West Franklin Street Richmond, Virginia
or at any adjournments thereof,
•	to consider approval of the Agreement and Plan of Reorganization and Merger with The Bank of Richmond, N.A., dated as of January 10, 2007 whereby the Bank will be merged with and into Gateway Bank & Trust Co. (the “Merger”).
     Shareholders of record at the close of business on March 30, 2007, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Bank’s stock transfer books will not be closed. Please complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the annual meeting. A postage-paid return envelope is enclosed for your convenience.
     Two-thirds of the outstanding shares of the Bank’s common stock must be voted in favor of the Merger in order for the Merger to be approved, so as many shares as possible should be represented at the meeting. Your failure to vote will have the same effect as a vote AGAINST approval of the Merger. Even if you expect to attend the meeting, please vote the enclosed appointment of proxy as soon as possible. By doing so, you will not give up the right to vote at the meeting. If you vote the enclosed appointment of proxy and also attend, notify the Secretary when you arrive at the meeting that you wish to vote in person, you will be given a ballot, and the Bank will disregard the appointment of proxy, provided you do vote in person or otherwise validly revoke your appointment of proxy. (For more details, see the enclosed joint proxy statement.)

By order of the Board of Directors, Rex L. Smith, III, President and Chief Executive Officer

April 17, 2007